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                                   EXHIBIT 99.1

                    FRUIT OF THE LOOM COMMENTS ON SECOND QUARTER
                               OPERATING PERFORMANCE


Chicago, IL, June 16, 1999, Fruit of the Loom, Ltd. (the "Company"), one of the world's leading marketers and manufacturers of basic family apparel today announced that primarily due to a shortfall in product availability resulting from a delay in the return to targeted production levels of textile manufacturing, earnings results for the second quarter are expected to be significantly below analysts' expectations.

Despite strong demand in both the Retail and Activewear segments, the Company anticipates sales revenues for the second quarter ending July 3, 1999 will be within a range of approximately $570 million to $590 million, as compared to $628 million in the second quarter of 1998. Activewear is most affected by the product shortage and is responsible for the majority of the sales shortfall. The Company also experienced lower sales in the Sports Licensing division due to weaker industry demand and declines in the European imprint market. Retail sales revenue is expected to be greater than last year's second quarter with sales growth in men's and boy's underwear between 7% to 10%. To eliminate the product shortfall, the Company has increased manufacturing rates through the second quarter. Even with the increase, the cycle time to manufacture finished product has impacted the ability to correct the imbalance of demand and supply of Activewear. As a result of lower sales volume, higher mix of irregular sales, competitive Activewear pricing and higher manufacturing costs, gross margins for the second quarter are expected to be in a range between 22.5 and 24.0 percent. Gross margins for the same period last year were 27.9%. Inventories are expected to be approximately $80 to $100 million below last year's second quarter level of $913 million. Despite the lower earnings estimate, the Company projects free cash flows to be approximately $200 million for the year.

The Company will announce complete second quarter operating results and hold its regularly scheduled teleconference on Wednesday, July 21, 1999. At that time the Company will comment on the quarter's results in detail and respond to questions from the investment community.

Except for historical information contained herein, information set forth in this news release may contain statements and information which describe or reflect the Company's beliefs concerning future business conditions and the outlook for the Company. These forward-looking statements are subject to risks, uncertainties and other facts, which could cause the Company's actual results, performance or achievement to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include, but are not limited to, the following: financial strength of the retail industry, particularly the mass merchant channel, the level of consumer spending for apparel, the amount of sales of the Company's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, the Company's ability to develop new products, the Company's successful planning of production necessary to maintain inventories at levels sufficient to efficiently meet customer demand, the Company's effective income tax rate, the success of planned advertising, marketing and promotional campaigns, international activities, the resolution of legal proceedings and other


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contingent liabilities, and weather conditions in the locations in which the
Company manufactures and sells its products. Please refer to the Company's documents on file with the Securities and Exchange Commission for other risks and uncertainties.

Fruit of the Loom, Ltd. is a marketing oriented, international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. The Company manufactures and markets men's and boys' underwear, women's and girls' underwear, printable activewear, outerwear, casualwear, sportswear and childrenswear. Fruit of the Loom employs 30,000 people in over 60 locations worldwide. Brand names include FRUIT OF THE LOOM-registered trademark-, BVD-registered trademark-, GITANO-registered trademark-, BEST-TM-, CUMBERLAND BAY-TM- and SCREEN STARS-registered trademark-. Licensed brands include MUNSINGWEAR-registered trademark-, and WILSON-registered trademark-. Licensed apparel bearing the logos or insignia of the major sports leagues and their teams and certain popular players in the leagues, and the logos of most major colleges and universities, are marketed under the PRO PLAYER-registered trademark- and FANS GEAR-registered trademark- brands.